Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

NOVO INTEGRATED SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share of Common Stock		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,500,000	(1)	$0.760	(2)	$2,660,000	$392.62
Total						$392.62

(1)	Includes 3,500,000 shares of Common Stock that may be sold by the Selling Stockholder named herein upon the conversion of the Convertible Notes (as defined herein). Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the registrant’s Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on July 1, 2024 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).